AGREEMENT OF SALE

THIS AGREEMENT OF SALE ("Agreement") made as of this day of December 14, 2000 by and between Seven Oaks, a Virginia General Partnership (the "Seller") and Homes For America Holdings, Inc. (the "Buyer").

                               W I T N E S S E S:

Whereas, Buyer desires to purchase and Seller desires to sell all of Seller's interest in that certain 220 unit townhome project known as Seven Oaks Townhomes located in the City of Newport News, Virginia, at the price and upon the conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the sum of Ten Thousand Dollars ($10,000.00) (the "Initial Deposit"), the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the mutual promises and covenants hereinafter set forth, the parties hereto, being contractually bound, agree as follows:

ARTICLE I Assets Purchased

Subject to the terms, provisions and conditions hereof, Seller agrees to sell to Purchaser, and Buyer agrees to purchase from Seller:

(a) all right, title and interest of Seller in and to the real property known as the Seven Oaks Townhomes described on Exhibit "A" attached hereto and made a part hereof,together with all right, title and interest of Seller in and to any and all strips, roads, easements, streets and ways bounding such real property, and rights of ingress and egress thereto (collectively, the "Real Property");

(b) all right, title and interest of Seller in and to all improvements situated upon the Real Property, including, but not by way of limitation, those certain buildings, structures, fixtures and other improvements of every kind and nature presently situated on, in, under or hereafter erected, installed or used in, or about the Real Property collectively, the "Improvements");

(c) all right, title and interest of Seller in and to all personal property of every kind and nature now or hereafter installed, located, situated, or used in, on or about, or in connection with the operation, use and enjoyment of the Real Property or the Improvements including any and all service contracts, maintenance agreements and contracts affecting the maintenance of the Property or the Improvements and any and all warranties and guarantees claims (if and to the extent assignable) under or with respect to those contracts or the Property (collectively, the "Personal Property");

The  Real  Property,   Improvements   and  Personal   Property  are  hereinafter
collectively referred to as the "Property".

ARTICLE II Purchase Price

1. The Purchase Price for the Property shall be: Three Million Five Hundred Thousand Dollars ($3,500,000) payable as follows:

A.   $10,000 by check upon execution hereof ("Initial Deposit"),

B. $25,000 upon the expiration of the Inspection Period as defined herein (the "Additional Deposit"),

C.   The remainder in cash at settlement.


                             Exhibit 10.28 - Page 1
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2.   The Initial Deposit and Additional Deposit (Together,  the "Deposit") shall be held by Lawyer's Title Insurance Company, as escrow agent subject to the terms of this Ageement, and deposited in an interest bearing account, and the Deposit and Additional Deposit and accrued interest shall be applied to the Purchase Price. At the end of the Inspection Period, the Additional Deposit shall be paid to Seller and shall be non-refundable unless Seller defaults, the bond allocation contingency contained in Article IV hereof is not satisfied, or this Agreement is otherwise terminated without default by Buyer.

ARTICLE III Conditions Precedent to Buyer's Obligations

1. The obligations of Buyer under this Agreement are contingent upon the fulfillment, to the satisfaction of Buyer in its sole discretion on or before the date of settlement thereunder of each of the following conditions:

A. Title to the Property shall be marketable and insurable in fee simple at normal rates by Lawyer's Title Insurance Corporation, or other title insurance company acceptable to Buyer, in the amount of the Purchase Price, without exception except as to (i) current taxes and (ii) routine utility and municipal easements that benefit the Premises and do not interfere with Buyer's intended development or use of the Premises.

B. For a period of sixty (60) days commencing upon the date of final execution of this Agreement (the "Inspection Period"), Buyer or a reasonable number of its agents or employees, shall have the right to enter onto the Property to make a complete physical inspection of the Property, exercising reasonable care, including, without limitation, such surveying, architectural, engineering, wetlands, geological, soil, subsurface, environmental, traffic studies and other investigations and evaluations. Buyer shall give Seller twenty-four (24) hours notice prior to conducting any studies or inspections on the Property and all site Investigations shall be conducted in the presence of Seller's representative. Any holes or other soil disturbance that result from any study or inspection shall be backfilled and tamped down upon completion of the work and any damage caused to the improvements on the Property shall be repaired upon completion of the inspection. In addition, upon Buyer's request, Seller shall furnish to Buyer the information and documents set forth on Exhibit B attached hereto and made a part hereof. If such inspections and studies or Buyer's review of the tenant leases or property management records or other information shall reveal any conditions unsatisfactory to Buyer, Buyer in its sole discretion and for any reason, may cancel this agreement by written notice to Seller, on or before the last day of the Inspection Period at 5:00 P.M., after which time the contingency contained in this paragraph shall be deemed waived and the Additional Deposit shall be due and payable. In the event this Agreement is canceled in a timely manner pursuant to this paragraph, the Deposit and accrued interest thereon shall be promptly returned to the Buyer. Buyer shall bear all expenses connected with such inspections.

C. Neither Seller nor the Premises shall be subject to any judgment or decree, or to any litigation, administrative or foreclosure proceeding which would in anyway be binding upon the Buyer, or Buyer's assigns, or encumber the Property, or affect or limit the Buyer or Buyer's assigns, full use and enjoyment of the Property or which would limit or restrict in any way the Seller's right or ability to enter into this Agreement and consummate the transactions contemplated hereby, on the Closing Date.


                             Exhibit 10.28 - Page 2
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D.   Neither  the  Seller nor any agent of the Seller  shall have  received  any notices from any city or governmental authority of any taking of the Property or any portion thereof, by eminent domain or similar proceeding, and no such taking or other condemnation of the Premises, or any portion thereof shall be threatened or contemplated by any such governmental authority.

E. All charges and assessments (other than advalorem real property taxes for the year of Closing which shall be prorated as herein provided) for sewer, water, streets, etc. by any governmental authority affecting the Property, and due and payable prior to closing shall be paid by Seller.

F. Each of the representations and warranties of Seller set forth in this Agreement or in any certificate or document delivered under its provisions shall be true in all material respects as though such representations and warranties were made on and as of the settlement date.

2. In the event any one or more of the foregoing conditions are not met as of the date of settlement hereunder, unless constructively waived as set forth in Paragraph III (1) (B) hereof, or waived in writing by Buyer, this Agreement shall terminate at Buyer's sole election, and the Deposit, together with accrued interest thereon, shall be promptly returned to Buyer upon Buyer's written notice to Seller and neither party shall have any further obligation hereunder.

ARTICLE IV Bond Allocation Contingency

     The obligations of Buyer under this Agreement are contingent upon Buyer obtaining an allocation from the 2001 Virginia tax-exempt bond allocation in the amount of at least $3,600,000 for the acquisition and rehabilitation of the Property (the "Bond"). In this regard, the Buyer shall diligently pursue a bond resolution from the Newport News Redevelopment and Housing Authority upon execution of this Agreement and immediately apply for the bond allocation thereafter. In the event the Buyer is unsuccessful in obtaining this bond allocation after completions of all submissions or is rejected without leav3 to amend or resubmit, then this Agreement shall terminate immediately and the Deposit and the Additional Deposit shall be returned to Buyer. Notwithstanding the foregoing, should the bond allocation not be obtained for any rason by June 30, 2000, Seller may terminate this Agreement and the Deposit, the Additional Deposit and the accrued interest thereon shall be returned to Buyer.

ARTICLE V Taxes, City Assessments, Monthly Expenses, Rents, Insurance

1. All real estate taxes, personal property taxes, stormwater management fees, recurring monthly operating expenses including but not limited to utilities used by the Seller and ongoing contracted expenses, license fees and any other City Assessments due or assessed for the year of settlement are to be prorated as of the date of settlement (the "Prorated Expenses"). Seller shall pay all Prorated Expenses for periods prior to settlement, including interest and penalties thereon, and assessments becoming a lien against the Property which accrue prior to settlement. All rents and other ongoing monthly tenant obligations owed to the Seller shall also be prorated as of the date of settlement. Buyer and Seller shall each be responsible for all Taxes on their respective net income.

2. (a) All rents and other ongoing monthly tenant obligations owned to the Seller for the calendar month in which the Closing occurs shall be prorated on the basis of sums actually collected by Seller prior to the Closing. All rent collections prior to the Closing shall be first applied to arrears for prior months, with any balance to be applied to current monthly charges. From and after Closing, all rent collections shall be first applied to current monthly charges, with the balance, if any, to be applied to arrears for prior months. After the Closing, if a tenant under a Lease should remit such unpaid rents to Purchaser, Purchaser shall pay to Seller Sellers portion of such unpaid rents. The provisions of this Section shall survive the Closing.


                             Exhibit 10.28 - Page 3

(b) Payments under the Miscellaneous Contracts assumed by Purchaser on the basis of the actual payments owned thereunder to the extent such Miscellaneous Contracts are not terminated. If the actual payments owned under the Miscellaneous Contracts are not known at Closing, the proration of such payments shall be made on the basis of the best evidence then available, which proration shall be final.

(c) Real estate, ad valorem and personal property taxes, sewer rents and charges, and other state, county and municipal taxes,charges and assessments (special or otherwise) which may be paid in installments shall be prorated on the basis of the calendar year for which the same are levied, imposed or assessed. Seller shall pay regular installments of special assessments that have become due prior to the Closing. All installments of special assessments or portions due on or after the Closing shall be assumed and paid by Purchaser.

(d) Charges for water, electricity, gas and other utilities. The consumption of all water, electricity, gas and other utilities is measured by meter, and Seller shall furnish a current reading of each meter at the Closing, which readings shall have been made either as of midnight on the day prior to the Closing or as close to the Closing as reasonably possible, and in any event Seller shall be responsible for paying charges therefor to midnight on the day prior to the Closing or submitting proof that such charges were previously paid. In the event meter readings current as of midnight on the day prior to the Closing are not available at Closing, then Seller shall pay at Closing the charges to the date of the most recent reading or submit proof that such charges were previously paid, and the parties further agree to notify the utility companies to read the meters as soon as possible after Closing and adjust and prorate such utility charges when the actual readings are available.

3. Seller shall maintain current insurance coverage to date of settlement. Any risk of loss or damage to the Property prior to settlement hereunder shall be borne by Seller.

ARTICLE VI Title

     Seller has, and shall convey to Buyer, good and marketable title to the Premises by General Warranty Deed, insurable without exceptions, by Lawyer's Title Insurance Corporation or equivalent title insurance company, free from all liens and encumbrances, but subject to routine utility and municipal easements, all of which benefit the Premises and do not prohibit or otherwise interfere with Buyer's intended development and use of the Property. In the event a defect exists with respect to the title and Seller is unable or unwilling to remedy the defect by the settlement date to Buyer's satisfaction, Buyer will have the right to either terminate this Agreement and receive a refund of the Deposit, together with accrued interest thereon, or Buyer may waive such defect.

ARTICLE VII Condemnation or Casualty


                             Exhibit 10.28 - Page 4
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     If at any time prior to settlement,  the Property or any portion thereof is
     substantially   damaged  by  fire  or  other   casualty  or  subject  to  a
     condemnation proceeding, Buyer shall have the right to terminate this Agreement upon written notice to Seller and the Deposit, together with interest accrued thereon shall be refunded to Buyer, and the parties shall have no further obligations under this Agreement. Notwithstanding the foregoing, Buyer shall have the option, at its election, to proceed to settlement irrespective of said damage or condemnation by paying the Purchase Price as required herein and Seller, in the event of Buyer's exercise of said option, shall transfer, assign and set over unto Buyer the proceeds of any condemnation award, casualty insurance proceeds, or the right to receive same. In such event, Buyer shall receive the sum awarded for the condemnation of the portion of the Property taken and/or damages thereto, or any applicable insurance proceeds. Seller shall have no obligation in the event of damage or condemnation under this section to repair or restore the Premises to their condition prior to the loss or taking. All risk of loss by fire or other casualty until the settlement date hereunder shall be borne solely by the Seller.

ARTICLE VIII Representations and Warranties of Seller

1.   Seller represents, warrants and covenants to Buyer as follows:

A. Seller will pay all debts, taxes and other obligations incurred by it, including all charges for utilities, relating to the Property except for those items to be prorated in accordance with this Agreement. Seller will indemnify and hold Buyer harmless from all such presettlement debts, taxes and other obligations and shall defend any claim therefor at Seller's cost and expense;

B. There are no suits, actions or proceedings pending, not covered by insurance, to which Seller is a party in connection with Seller's ownership, use or occupancy of the Property, and Seller has no knowledge of any grounds or causes which would give rise to any such proceeding. In the event of any such suit, action or proceeding, arising out of presettlement facts or occurrences, Seller shall indemnify and hold Buyer harmless from all loss, claims or damages arising therefrom and shall defend any such suit at Seller's sole cost and expense;

ARTICLE IX Settlement and Possession

1. Settlement hereunder shall take place sixty (60) days after Buyer receives its Bond Allocation as set forth in Article IV. At settlement, Seller shall deliver to Buyer the documents hereinafter enumerated, and Buyer shall simultaneously deliver to Seller the sums set forth in Article II in immediately usable funds. All real estate taxes and all other governmental charges assessed against the Property, utilities, rents, and interest shall be prorated and/or adjusted at settlement as of that date in accordance with this Agreement. Possession shall be at settlement. In addition, Seller shall transfer to Buyer all tenant security deposits held by Seller as of the date of settlement.

2.   At settlement, Seller shall deliver the following documents and materials:

A. General Warranty Deed, conveying good and marketable, fee simple absolute title to Premises and improvements thereon, and the appurtenances thereto, free and clear of all liens, reservations, restrictions and encumbrances except routine utility and municipal easements that benefit the Premises and do not prohibit or interfere with Buyer's intended use thereof;

B. An opinion of Seller's counsel that Seller has the power and is authorized to sell the Premises to Buyer pursuant to this agreement, and that all documents delivered by Seller pursuant thereto are, binding and enforceable against Seller in accordance with their terms;

3. Buyer shall deliver to Seller the opinion of Buyer's counsel that Buyer has the power and is authorized to purchase the Property from Seller pursuant to this agreement, and that all documents delivered by Buyer pursuant hereto are, binding and enforceable in accordance with their terms.


                             Exhibit 10.28 - Page 5

4. Seller shall pay the grantor's tax on the deed conveying the Premises to Buyer and the fees and expenses of Seller's counsel. Buyer shall pay all recording fees and transfer taxes or fees on documents or instruments, other than the grantor's tax paid by Seller, title insurance premiums, survey costs, if any, and the fees and expenses of Buyer's counsel.

5. In addition to all other documents required to be delivered under the terms of this Article IX, Seller shall deliver to Buyer such further assignments, instruments and other items as in the opinion of counsel for the Buyer be required or convenient to consummate the transaction herein contemplated.

6. Seller may remove all or any parts of buildings located on the Property, including but not limited to, the dwelling, garage, barn, and shelters at any time prior to delivering possession to the Buyer.

ARTICLE X Automatic Cancellation

Unless Seller shall have executed and acknowledged the execution of this Agreement on or before 5:00 P.M on October 20, 2000 this Agreement shall be automatically canceled without further notice or action on the part of Buyer and all obligations or liability of any party who shall have previously executed the same shall be without any force or effect and the Deposit paid by Buyer shall be immediately refunded to Buyer.

ARTICLE XI Miscellaneous

1. Any notice to be given under this Agreement by one party to another, shall be given in writing and deposited in the United States mail, postage prepaid, certified mail, as follows:

         To the Seller:      Seven Oaks, a Virginia General Partnership
                             c/o Richard M. Waitzer, General Partner
                             244 Mustang Trail, Suite 6
                             Virginia Beach, Virginia   23452

         To the Buyer:       Homes For America Holdings,Inc.
                             Robert Kohn, Chief Operating Officer
                             4550 Montgomery Avenue, Suite 906 North
                             Bethesda, MD  20814

     Notice shall be deemed effective as of the date actually delivered, if hand delivered, or three (3) days after mailed, as provided herein. The above addresses may be changed by any party by notice given in the manner provided herein.

2. Unless the context otherwise requires, the covenants and the provisions of this Agreement shall survive settlement thereunder and the delivery of a deed and bill(s) of sale.

3. This Agreement shall be binding upon Buyer, Seller and Brokers and their respective heirs and assigns.

4. The captions contained herein are for convenience and reference only and in no way shall be construed to modify, amplify or otherwise affect the interpretation or construction of this Agreement.

5. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

6. The parties agree that they will execute such additional documents, agreements or instruments as may be deemed necessary to give effect to this Agreement.

7. In the event of the breach of this Agreement by either party, the other party shall have such remedies as he may be entitled to at law or in equity, including, but not limited to, specific performance.

8. This Agreement shall be construed and enforced according to the laws of the Commonwealth of Virginia.


                             Exhibit 10.28 - Page 6

9. It is expressly understood and agreed by and between the parties that this Agreement sets forth the entire agreement of the parties and all the promises, representations, agreements, conditions and understandings relative to the transaction contemplated hereby; and that no subsequent alteration, amendment, change, or addition to this Agreement shall be binding unless in writing and signed by both Buyer and Seller.


                             Exhibit 10.28 - Page 7

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

BUYER
Homes For America Holdings, Inc

Date Executed:                      .
Decembef 14, 2000
By: Robert Kohn, Chief Operating Officer/ Vice President


SELLER
Seven Oaks, a Virginia General Partnership

Date Executed:
Decembef 14, 2000
By: Richard M. Waitzer, Managing General Partner



                             Exhibit 10.28 - Page 8